Exhibit 10.17

Execution Version

ASSET PURCHASE AGREEMENT

among

RWA, INC.,

d/b/a CHASE EMS,

CHASE CORPORATION,

MC ASSEMBLY LLC

and

M C TEST SERVICE, INC.,

but only with respect to Section 6.14

Effective Date:  June 28, 2010

i

(continued)

(continued)

(continued)

		Page

10.11	Cooperation Following the Closing	43
10.12	Transaction Costs	43
10.13	Governing Law	43

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of June 28, 2010, is made and entered into by and among RWA, Inc., d/b/a Chase EMS, a Massachusetts corporation (“Seller”), Chase Corporation, a Massachusetts corporation (“Parent” and together with Seller, the “Seller Parties”), MC Assembly LLC, a Delaware limited liability company (“Buyer”), and, for purposes of Section 6.14 only, M C Test Service, Inc., a Florida corporation (“MC Test”).  The Seller Parties and Buyer are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

A.            Seller is in the business of procurement, assembly, test, repair (including warranty) and direct fulfillment of printed circuit board assemblies (PCBA’s), electronic sale assemblies and complete electronic products (box build) (the “Business”).

B.            Parent owns all of the issued and outstanding shares of common stock of Seller.

C.            The Seller Parties desire to sell and Buyer desires to purchase all of the Seller Parties’ right, title and interest in and to substantially all of the assets related to the conduct of the Business, and Buyer proposes to assume certain of the liabilities and obligations of the Seller Parties related to the Business, all on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I. DEFINITIONS

1.1           Defined Terms.  Capitalized terms not defined when first used in this Agreement are used in this Agreement with the meanings given them in this Section 1.1:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such other Person.  For purposes of this definition, “control,” “controlled” and “controlling” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Law” means all United States, foreign, federal, provincial, state or local laws (including, without limitation, common law), statutes, treaties, judicial decisions, regulations, rules, judgments, orders, decrees, injunctions and agreements with any Governmental Entity.

“Benefit Plan Controlled Liability” means any and all liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of Sections 601 et. seq. of ERISA and Section 4980B of the Code and the portability and nondiscrimination requirements of Section 701 et seq. of ERISA and Section 9801 et seq. of the Code or (v) Section 4975 of the Code.

“Business Day” shall mean a day on which banks are authorized to conduct business in the State of Florida, but not including any Saturday or Sunday.

“Closing Date Balance Sheet” means a balance sheet of the Business, as of 11:59 p.m., Eastern Standard Time, on the Closing Date, prepared in accordance with GAAP.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any data or information of the Business which is valuable to the operation of the Business and not generally known to the public.

“Contract” means any contract, agreement, contract right, license agreement, franchise right or agreement, policies, purchase or sale order, or quotations or executory commitment, arrangement or understanding, whether written or oral.

“Delinquent Payable” means any account payable that remains unpaid more than 30 days from its due date.

“Employee Benefit Plan” means with respect to any Person, each plan, fund, program, agreement, arrangement or scheme, including, but not limited to each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained under Applicable Law that is at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made contributions, or has or has had an obligation or liability providing for employee benefits or for the remuneration, direct or indirect, of the employees, former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), including, without limitation: each pension, retirement, deferred compensation, bonus, incentive compensation, stock purchase, stock option, phantom stock and other equity compensation plan (whether or not tax qualified) including, without limitation, multiemployer pension and welfare plans within the meaning of ERISA §3(37); each “welfare” plan (within the meaning of Section 3(1) of ERISA determined without regard to whether such plan is subject to ERISA); each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA); and each severance plan or agreement, health, supplemental unemployment benefit, hospitalization insurance, medical, dental, vision, disability, life, legal and each other employee benefit plan, fund, program, agreement or arrangement.

“Environment” means any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, and the ambient air.

“Environmental Health and Safety Law” means any and all past, present and future local, municipal, state, provincial, national or federal law, statute, decision, judgment, award, regulation, ordinance, decree, rule, code of practice, guidance, order, direction, consent, authorization, permit, or similar requirement, approval or standard in the United States, including common law, concerning environmental, health or safety matters (including, but not limited to, the clean-up standards and practices for Hazardous

Materials) relating to buildings, equipment, or the Environment, whether set forth in Applicable Law or applied in practice to operations such as those of the Business in the jurisdictions in which the Business is or has been located and/or operated.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means with respect to any Seller Party, any entity which is or has ever been a member of a “controlled group” with, or under “common control” with, such Seller Party (within the meaning of Section 414(b) or (c) of the Code) or which is or has ever been a member of an “affiliated service group” with such Seller Party (within the meaning of Section 414(m) of the Code or any entity which is or has ever been required to be aggregated with such Seller Party under Section 4001(b) of ERISA.

“GAAP” means generally accepted accounting principles as in effect in the United States, consistently applied.

“Governmental Entity” means any U.S., foreign, federal, state, regional, municipal or local governmental or administrative authority, including any court, tribunal, agency, bureau, committee, board, commission or instrumentality constituted or appointed by any such authority.

“Hazardous Materials” means any waste, pollutant, contaminant, hazardous substance, toxic, ignitable, reactive or corrosive substance, radioactive substance, hazardous waste, special waste, industrial waste or substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance, or any other material that may be harmful to human health or the Environment and that is controlled under Environmental Health and Safety Laws in any of the jurisdictions in which the Business has been or is being operated.

 “Intellectual Property” means (i) all domestic or foreign patents, patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, Trade Secrets, trademarks, service marks, trade names, trade dress, symbols, logos, domain names, design rights, customer lists, marketing and customer information, mask works rights, know-how, formulas, licenses, manufacturing data, blueprints, drawings, technical information (whether confidential or otherwise), software, systems, databases, models, methodologies and all other intellectual property and other proprietary rights of every kind; (ii) all licenses, sublicenses or agreements with respect to any of the foregoing; and (iii) all filings, registrations and applications for or issuances of any of the foregoing with or by any Governmental Entity.

“Key Accounts” means such customers identified with an asterisk (“*”) as Key Accounts on Schedule 4.14(b).

“Knowledge” with respect to the Seller Parties means (i) all facts known by all officers, directors and management employees of the Business after due inquiry and diligence with respect to the matters at hand and (ii) all facts that such persons should have known with respect to the matters at hand if they had made due inquiry and exercised diligence.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, restriction, tenancy or other possessory interest, conditional sale or other title retention agreement, assessment, easement, right of way, covenant, right of first refusal, defect in title or any other claim of any kind in respect of such property or asset.  For the purposes of this Agreement, a Person shall be deemed to own a property or asset that is subject to a Lien if it has acquired or holds such property or asset subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means any change, event, occurrence, effect or development that is or is reasonably likely to be materially adverse to the business, financial condition, results of operations, properties, assets or liabilities (including contingent liabilities) of the Business, in each case taken either individually or as a whole, or that does or is reasonably likely to prevent or materially delay the consummation of the transactions contemplated by this Agreement; provided, however, that none of the following, nor any change, event, occurrence, effect or development resulting or arising from the following, will constitute (or shall be considered in determining whether there has occurred) a Material Adverse Effect:  (A) changes in interest rates, the U.S. economy in general, U.S. or global securities markets in general, the industries or market segments in which the Business operates in general, or acts of war (whether or not declared) or terrorism that, in each case, do not affect the Business in a materially and disproportionately adverse manner compared to the businesses and entities operating in the same industries in which the Business operates, (B) changes in GAAP that do not affect the Business in a materially and disproportionately adverse manner compared to the businesses and entities operating in the same industries in which the Business operates, (C) the negotiation, execution, pendency, announcement or performance of this Agreement or the transactions contemplated hereby (including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, or employees), (D) changes in Applicable Law that affect in general the industries in which the Business operates that do not affect the Business in a materially and disproportionately adverse manner compared to the businesses and entities operating in the same industries in which the Business operates, (E) actions required to be taken by the Selling Parties or Buyer pursuant to the terms of this Agreement, (F) actions taken or omitted to be taken with Buyer’s prior written consent, or (G) actions taken by Buyer or its Affiliates.

“Net Working Capital” means the difference between (i) the current assets included in the Purchased Assets and acquired by Buyer hereunder and (ii) the current liabilities included in the Assumed Liabilities and assumed by Buyer hereunder, as of 11:59 p.m., Eastern Standard Time, on the Closing Date, which amount shall be determined in accordance with GAAP and as set forth on Schedule 2.5; provided, however, that notwithstanding anything contained herein, all of the accounts payable listed on Schedule 2.5 shall be included as current liabilities for purposes of calculating Net Working Capital under this Agreement regardless of whether such accounts payable are Assumed Liabilities and even if such accounts payable are no longer on the books and records of the Seller Parties as of the Closing Date.

“Ordinary Course” means the ordinary course of the Business consistent with past custom and practice (including with respect to quantity and frequency).

 “Permits” means all permits (including, without limitation, environmental, construction and operation permits), notifications, licenses, franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations, and applications therefor issued by, or submitted to, any Governmental Entity.

“Permitted Liens” means (i) Liens for Taxes not yet due and payable and (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the Ordinary Course.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Entity.

“Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date and (ii) with respect to a Tax period that commences before but ends after the Closing Date, the portion of such period up to and including the Closing Date.

“Real Property Lease” means that certain Commercial Lease, dated June 16, 2004, between 21 East Street, LLC, as successor in interest to Bay Street Realty, LLC, and Parent, as may be amended, modified or restated from time to time.

“Related to the Business,” “Relating to the Business,” “in Relation to the Business” or similar words means used in, arising from, or connected to the Business.

“Seller Ancillary Documents” means all certificates, agreements, documents and other instruments (other than this Agreement) to be executed and delivered by any Seller Party in connection with the transactions contemplated by this Agreement.

“Seller Benefit Plan” means each Employee Benefit Plan that is sponsored or maintained or required to be sponsored or maintained at any time by any Seller Party or to which any Seller Party makes or has made, or has or has had an obligation to make, contributions at any time.

“Tax” and “Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges (including interest, penalties or additions associated therewith), including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value-added and all other taxes of any kind for which any Seller Party may have any liability imposed by any Governmental Entity, whether disputed or not, and any charges, interest or penalties imposed by any Governmental Entity and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any report, return, declaration or other information required to be supplied to a Governmental Entity in connection with Taxes, including estimated returns and reports of every kind with respect to Taxes.

“Trade Secrets” means information, including, without limitation, technical or non-technical data, a formula, pattern, compilation, program, including, without limitation, computer software and related source codes, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers, or other information similar to any of the foregoing, which derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use.

ARTICLE II. PURCHASE AND SALE

2.1           Agreement to Purchase and Sell.  Subject to the terms and conditions of this Agreement and except as otherwise specifically provided in Section 2.2, at the Closing the Seller Parties will, or will cause their respective Affiliates to, grant, sell, assign, transfer and deliver to Buyer or its nominee, and Buyer or such nominee will purchase and acquire, free and clear of all Liens other than Permitted Liens, all right, title and interest of, in and to all of the assets, properties, rights (contractual or otherwise) and interests owned, used, occupied or held by or for the benefit of any Seller Party Relating to the Business, wherever located (all such assets, properties and rights collectively referred to herein as the “Purchased Assets”), including, without limitation, all of the following:

(a)           all machinery, equipment (including, without limitation, computer hardware), tooling, parts, furniture, data and telephone equipment supplies and other tangible personal property of any Seller Party used in Relation to the Business including, without limitation, the personal property listed on Schedule 2.1(a);

(b)           all raw materials, component parts, production and non-production supplies, work-in-process and finished goods inventory and other inventory of any Seller Party Related to the Business (the “Inventory”);

(c)           all Permits held by or issued to any Seller Party in Relation to the Business (to the extent the same are transferable) including, without limitation, the Permits listed on Schedule 2.1(c);

(d)           all Intellectual Property that any Seller Party owns or has the right to use in Relation to the Business (collectively, the “Purchased Intellectual Property”) including, without limitation, the Intellectual Property listed on Schedule 2.1(d);

(e)           all claims and rights under all Contracts to which any Seller Party is a party that Relate to the Business (the “Purchased Agreements”) including, without limitation, the Contracts listed on Schedule 2.1(e);

(f)            all accounts receivable and notes receivable, deposits, prepaid expenses and other miscellaneous tangible and intangible assets of any Seller Party Relating to the Business, including, without limitation, the items listed on Schedule 2.1(f) (subject to increases or decreases therein in the Ordinary Course);

(g)           all causes of action, judgments, claims or demands of whatever kind or description Relating to the Business that any Seller Party has or may have against any Person;

(h)           all information, files, correspondence, records, data, plans, reports and recorded knowledge Relating to the Business, including all customer, supplier and price and mailing lists; all accounting or other books and records; and all information and records related to the operation and maintenance of the Purchased Assets, in whatever media retained or stored, including, without limitation, computer programs and disks; provided, however, that the Seller Parties shall be permitted to keep and utilize one copy of all such information and records for the limited purpose of concluding their involvement in the Business and for complying with Applicable Law as long as such use, or any other use or disclosure of such information and records by the Seller Parties and their Affiliates, does not constitute a violation of the restrictive covenants set forth in Section 6.9;

(i)            all telephone numbers of the Seller Parties Related to the Business, including the telephone numbers set forth on Schedule 2.1(i); and

(j)            all goodwill Relating to the Business.

2.2           Excluded Assets.  Notwithstanding anything to the contrary set forth in this Agreement, Buyer shall not purchase or acquire any assets, properties or rights of any Seller Party other than the Purchased Assets, and the Purchased Assets do not include the following assets, properties and rights of any Seller Party (collectively, the “Excluded Assets”):

(a)           any cash, cash equivalents (other than accounts receivable) or marketable securities and all rights to any bank accounts;

(b)           any Permit that by its terms is not transferable to Buyer;

(c)           the charter documents, minute books, stock ledgers, Tax Returns, books of account and other constituent records relating to the corporate organization of any Seller Party;

(d)           the rights that accrue to the Seller Parties under this Agreement;

(e)           any equity interests in any Person;

(f)            all Employee Benefit Plans and Employee Benefit Plans’ assets and all ownership and other rights with respect to the Seller Benefit Plans;

(g)           the Contracts listed on Schedule 2.2(g) and all rights and obligations arising thereunder; and

(h)           those assets, properties and rights set forth on Schedule 2.2(h).

2.3           Non-Assignable Contracts.  To the extent that third party consents relating to the assignment or transfer to Buyer of any Purchased Agreements have not been obtained by the Seller Parties as of the Closing, the Seller Parties shall, during the remaining term of such Purchased Agreements (the “Non-Assignable Contracts”), use all commercially available efforts to (a) obtain the consent of the applicable third party or parties thereto, (b) make the benefit of such Non-Assignable Contracts available to Buyer, and (c) enforce at the request of Buyer and at the expense and for the account of Buyer, any rights of the applicable Seller Party arising from such Non-Assignable Contracts against the other party or parties thereto (including the right to elect to terminate any such Non-Assignable Contract in accordance with the terms thereof).  No Seller Party will take any action or suffer any omission that would limit or restrict or terminate in any material respect the benefits to Buyer of such Non-Assignable Contracts unless, in good faith and after consultation with and prior written notice to Buyer, such Seller Party is ordered orally or in writing to do so by a Governmental Entity of competent jurisdiction or such Seller Party is otherwise required to do so by law; provided that if any such order is appealable, such Seller Party will take such actions as are requested by Buyer to file and pursue such appeal and to obtain a stay of such order.  With respect to any Non-Assignable Contract as to which the necessary approval or consent for the assignment or transfer to Buyer is obtained following the Closing, the applicable Seller Party shall transfer such Non-Assignable Contract to Buyer, for no additional consideration, by execution and delivery of an instrument of conveyance reasonably satisfactory to Buyer and such Seller Party within three Business Days following receipt of such approval or consent.

2.4           Assumption of Certain Liabilities.  Buyer shall only assume and agree to pay, discharge or perform, as appropriate, the following liabilities and obligations of the Seller Parties existing as of the Closing and arising out of the conduct of the Business prior to or as of the Closing (collectively, the “Assumed Liabilities”):

(a)           liabilities and obligations that arise under the Purchased Agreements listed on Schedule 2.1(e), to the extent (i) such liabilities and obligations Relate to the Business, (ii) such Purchased Agreements are assigned to Buyer (or Buyer is provided the benefits thereof), (iii) such liabilities and obligations arise and are first required to be performed after the Closing, and (iv) such liabilities and obligations are not Retained Liabilities under Section 2.5(a);

(b)           liabilities for accounts payable to the extent such liabilities (i) Relate to the Business, (ii) were incurred in the Ordinary Course, (iii) are not yet due and payable as of the Closing Date, and (iv) are not Retained Liabilities under Section 2.5(a);

(c)           accrued liabilities to the extent such liabilities (i) Relate to the Business, and (ii) were accrued in the Ordinary Course, and (iv) are not Retained Liabilities under Section 2.5(a); or

(d)           liabilities for accrued vacation days with respect to Business Employees hired and employed by Buyer.

2.5           Liabilities Not Assumed.

(a)           With the exception of the Assumed Liabilities, Buyer shall not, by the execution and performance of this Agreement, or otherwise, assume or otherwise be responsible for any liability or obligation of any Seller Party of any nature, or claims of such liability or obligation, matured or unmatured, liquidated or unliquidated, fixed or contingent, or known or unknown, whether arising out of occurrences prior to, at or after the date hereof, including, without limitation, any liability or obligation of any Seller Party:

(i)            for any indebtedness for borrowed money, including any interest or penalties accrued thereon;

(ii)           for any Taxes incurred by any Seller Party or any Taxes arising as a result of any Seller Party’s operation of the Business or ownership of the Purchased Assets prior to the Closing Date or for any Transfer Taxes;

(iii)          relating to or resulting from a violation of any Applicable Law that occurs or exists prior to the Closing Date or a violation of any Applicable Law by any Seller Party at any time;

(iv)          to any former or current member, director, consultant, employee, or Affiliate of any Seller Party, including, without limitation, the payment of all wages, benefits, bonuses, overtime, paid time off, sick and personal days, severance pay, if any, and all other amounts legally owing to such Persons through the Closing Date, together with all amounts due for payroll, employment and other taxes in respect thereto, other than liabilities assumed by Buyer under Section 2.4(d);

(v)           relating to, resulting from or arising out of any former operation of any Seller Party that has been discontinued or disposed of prior to the Closing;

(vi)          relating to any Excluded Asset;

(vii)         relating to any product manufactured, sold or distributed on or prior to the Closing Date (including liabilities arising out of or related to any product liability claim or product recall);

(viii)        relating to, resulting from or arising under any Seller Benefit Plan or otherwise relating to any current or former employee of any Seller Party or dependent thereof, including, without limitation, severance, retention or termination payments, any pension, retirement or deferred compensation obligations or any group health plan continuation coverage obligations arising under Part 6 of Title I of ERISA or other similar state law prior to, on or after the Closing, including any such obligations that arise after the termination of any Seller Party’s group health plans (whether or not triggered by the transactions contemplated by this Agreement) or any Benefit Plan Controlled Group Liability;

(ix)           relating to or resulting from any conditions or circumstances, whether known or unknown, existing or having occurred, at any location owned, leased or operated by any Seller Party or its respective predecessors on or prior to the Closing Date where such conditions or circumstances are in violation of, or require remediation, investigation or payment of costs or damages pursuant to, any Environmental Health and Safety Law or common law; claims of third parties (including any Governmental Authority) arising from conditions or circumstances, whether known or unknown, existing or having occurred at any real property formerly owned, leased or operated by any Seller Party or its respective predecessors that are in violation of, or require remediation, investigation or payment of costs or damages pursuant to, any Environmental Health and Safety Law or common law; and any conditions, whether known or unknown, related to Hazardous Materials or other contaminants, wherever located, that were used, generated, transported, stored, treated, released or otherwise handled by any Seller Party or its respective predecessors or by any other Person for whose conduct the Seller Parties or any of their respective predecessors are or may be held responsible at any time on or before the Closing Date;

(x)            incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby and any fees and expenses of counsel, accountants, brokers, financial advisors or other experts of such Seller Party or any member of such Seller Party, if applicable; or

(xi)           any intercompany obligations between any Seller Party, on the one hand, and any other Seller Party or Affiliate of any Seller Party, on the other hand.

 (All such liabilities and obligations, or claims of such liabilities or obligations, are referred to herein collectively as the “Retained Liabilities”.)

(b)           The Seller Parties shall pay or otherwise satisfy in full, promptly when due, all Retained Liabilities.

ARTICLE III. PURCHASE PRICE;
ADJUSTMENTS; ALLOCATIONS

3.1           Consideration.  Upon the terms and subject to the conditions set forth in this Agreement, in consideration for the sale by the Seller Parties to Buyer of the Purchased Assets and the representations, warranties and covenants made by the Seller Parties to Buyer, at the Closing:

(a)           Buyer shall assume or caused to be paid at the Closing the Assumed Liabilities; and

(b)           Buyer shall pay to the Seller Parties an amount equal to $13,000,000 (the “Purchase Price”).  The Purchase Price shall be paid by Buyer to the Seller Parties by wire transfer of immediately available funds to an account designated by the Seller Parties.

3.2           Purchase Price Adjustment.

(a)           As promptly as practicable after Closing, but in no event later than 60  days following the Closing Date, Buyer shall deliver to the Seller Parties a statement (the “Closing Statement”) setting forth a calculation, with supporting detail, of the Net Working Capital and the Purchase Price, together with Buyer’s determination of the Closing Date Balance Sheet.  Buyer and its accountants shall be permitted to discuss with the Seller Parties and their accountants the proposed Closing Date Balance Sheet and Closing Statement, and shall have access upon reasonable notice at all reasonable times during normal business hours to the work papers and supporting records of the Seller Parties.  If the Seller Parties have any objections to the Closing Statement or Closing Date Balance Sheet as prepared by Buyer, the Seller Parties must, within 20 days after the Seller Parties’ receipt thereof, give written notice (the “Notice”) to Buyer specifying in reasonable detail such objections.  During such 20-day period after the Seller Parties’ receipt of the Closing Statement, the Seller Parties and their accountants shall be permitted to discuss with Buyer and its accountants the proposed Closing Date Balance Sheet and Closing Statement, and shall have access upon reasonable notice at all reasonable times during normal business hours to the work papers and supporting records of Buyer.  If the Seller Parties do not deliver the Notice within such 20-day period, Buyer’s determination of the amounts set forth on the Closing Statement and the Closing Date Balance Sheet shall be final, binding and conclusive on the Seller Parties and Buyer.  With respect to any disputed amounts, the Seller Parties and Buyer shall negotiate in good faith during the 30-day period (the “Resolution Period”) after the date of Buyer’s receipt of the Notice to resolve any such disputes.

(b)           If the Seller Parties and Buyer are unable to resolve all such disputes within the Resolution Period, then, within five Business Days after the expiration of the Resolution Period, all disputes shall be submitted to a nationally recognized, independent public accounting firm selected by mutual agreement of the Seller Parties and Buyer (or if they cannot agree, selected by mutual agreement of the independent public accounting firms regularly used by the Seller Parties and Buyer in the conduct of their respective businesses); provided, however, that in no event shall any such dispute be submitted to Ernst & Young LLP or PricewaterhouseCoopers LLP (the “Accountant”), who shall be engaged to provide a final and conclusive resolution of all unresolved disputes within 60 Business Days after such engagement.  In selecting such firm as may be selected in accordance with the foregoing sentence as the Accountant for purposes of this Agreement, the parties hereby waive any conflict or potential conflict arising from any services performed by such firm for the Seller Parties, Buyer or any of their respective affiliates.  The Accountant shall act as an arbitrator to determine only those issues that remain in dispute and such determination shall be based solely on a review of the factual materials presented by the Seller Parties and Buyer.  The Accountant shall have no authority to determine that any such disputed amount is outside the applicable range presented by Buyer in its Closing Statement and the Seller Parties in its Notice.  The Seller Parties and Buyer shall make their presentations within 30 days after the dispute is submitted to the Accountant.  The Accountant’s determination shall be made within 30 days of such presentations, shall be set forth in a written statement delivered to the Seller Parties and Buyer and shall be final, binding and conclusive on the parties.  The fees and expenses of the Accountant shall be allocated by the Accountant between the Seller Parties, on the one hand, and Buyer, on the other hand, based on the aggregate percentage that the portions of the contested amounts not awarded to each party bear to the aggregate amounts contested by such party, and each party shall bear its own other expenses in connection therewith, including its attorneys’ and accountants’ fees.

(c)           Upon the final determination pursuant to Section 3.2(a) of the actual Closing Date Balance Sheet (the “Final Closing Date Balance Sheet”) and the actual Net Working Capital (the “Actual Net Working Capital Amount”), if the Actual Net Working Capital Amount exceeds $4,500,000.00, then the Purchase Price shall be increased by the amount of such excess and Buyer shall pay to the Seller Parties an amount equal to such excess.

(d)           Any payment required to be made pursuant to Section 3.2(c) shall be made by the Seller Parties or Buyer, as the case may be, within three Business Days after final determination of the Actual Net Working Capital Amount, by wire transfer of immediately available funds to a bank account designated by the other Party.

3.3           Purchase Price Allocation.  The Parties hereby agree that the Purchase Price shall be allocated for purposes of this Agreement and for federal, state, local and foreign Tax purposes as set forth on Schedule 3.3.  The Parties shall file all federal, state, local and foreign Tax Returns, including Internal Revenue Form 8594, in accordance with the allocation set forth on Schedule 3.3.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES
OF THE SELLER PARTIES

The Seller Parties jointly and severally represent and warrant to Buyer as follows:

4.1           Organization.  Each Seller Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Seller is duly qualified or registered to transact business under the Applicable Law of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, which jurisdictions are listed on Schedule 4.1.  Seller has no subsidiaries, nor does Seller hold any direct or indirect beneficial interest in any other Person.  Parent owns 100% of the issued and outstanding capital stock of Seller.

4.2           Authorization.  Each Seller Party has full corporate power and authority to execute and deliver this Agreement and any Seller Ancillary Document to which it is a party and to perform its obligations under this Agreement and the Seller Ancillary Documents and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Seller Ancillary Documents to which a Seller Party is a party by such Seller Party, the performance by each Seller Party of its obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary corporate action on the part of each Seller Party.  This Agreement has been, and the applicable Seller Ancillary Documents will be as of the Closing, duly executed and delivered by each Seller Party and do (and will) constitute the valid and binding agreements of each Seller Party, enforceable against it in accordance with their respective terms.

4.3           Absence of Restrictions and Conflicts.  Except as set forth on Schedule 4.3, the execution, delivery and performance of this Agreement and the Seller Ancillary Documents, the consummation of the transactions provided for herein and therein and the fulfillment of and compliance with the terms and conditions hereof and thereof do not (or will not), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel (a) any term or provision of the charter documents of any Seller Party, (b) any Purchased Agreement, or any other Contract applicable to any Seller Party, the Business or the Purchased Assets, (c) any judgment, decree or order of any Governmental Entity to which any Seller Party is a party or by which any Seller Party or the Purchased Assets is bound, or (d) any Permit or Applicable Law applicable to any Seller Party or the Purchased Assets.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to any Seller Party in connection with the execution, delivery or performance of this Agreement and the Seller Ancillary Documents or the consummation of the transactions provided for herein and therein.

4.4           Financial Statements.  The Seller Parties have furnished to Buyer (a) an unaudited balance sheet, statement of income and retained earnings and statement of cash flows of the Business as of and for each of the fiscal years ended on August 31, 2009, 2008 and 2007 and (b) the unaudited balance sheet, statement of income and retained earnings and statement of cash flows of the Business as of and for the seven-month period ended on May 31, 2010 (collectively, the “Financial Statements”).  The Financial Statements (i) have been prepared from and are in accordance with the books and records of the Seller Parties, (ii) have been prepared in conformity with GAAP and, to the extent not inconsistent with GAAP, pursuant to the standard accounting procedures of the Seller Parties, consistently applied, which the Seller Parties have made available to Buyer, (iii) are true, correct and complete, and (iv) fairly present the financial condition of the Business as of the dates stated and the related results of its operations and changes in cash flows for the years or the seven-month period, as applicable, then ended.

4.5           Undisclosed Liabilities.  Except (a) as and to the extent disclosed or reserved against the most recent balance sheet included in the Financial Statements (the “Most Recent Balance Sheet”), (b) as incurred after the date of the Most Recent Balance Sheet in the Ordinary Course and that in any event are not material, or (c) as set forth in Schedule 4.5, no Seller Party has any liabilities or obligations Relating to the Business of any nature, absolute, accrued, contingent or otherwise and whether due or to become due.

4.6           Absence of Certain Changes.  Since August 31, 2009, and except as set forth in Schedule 4.6, the Seller Parties have operated the Business only in the Ordinary Course and there has not been any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.  Without limiting the generality of the foregoing, since August 31, 2009, in connection with the Business:

(a)           there has not been any damage, destruction, loss or casualty to property or assets used in the Business with a value in excess of $20,000, whether or not covered by insurance.

(b)           no Seller Party has sold, leased, transferred or assigned any assets used or held for use in the Business (other than sales of Inventory in the Ordinary Course);

(c)           no Seller Party has entered into any Contract Related to the Business outside the Ordinary Course;

(d)           no Person (including the Seller Parties) has accelerated, terminated, modified or cancelled any Contract that is or would otherwise be a Purchased Agreement;

(e)           no Seller Party has imposed any Lien on any Purchased Asset;

(f)            no Seller Party has made any investment in or loan to any other Person;

(g)           no Seller Party has delayed or postponed the payment of any account payable or other liabilities;

(h)           there has not been any other occurrence, event or circumstance outside the Ordinary Course; and

(i)            no Seller Party has entered into any Contract with respect to or committed to engage in any of the foregoing.

4.7           Legal Proceedings.  Except as set forth in Schedule 4.7, there is no suit, claim, action, proceeding or investigation (an “Action”) pending or, to the Knowledge of the Seller Parties, threatened against any Seller Party or any of its respective officers or directors Relating to the Business or relating to or affecting the Purchased Assets.  No Seller Party is subject to, a party to or bound by any outstanding order, writ, injunction, decree or award Relating to the Business or relating to or affecting the Purchased Assets.  None of the Actions set forth on Schedule 4.7, if finally determined adversely to any Seller Party, will constitute, individually or in the aggregate, a Material Adverse Effect.  Except as set forth Schedule 4.7, since January 1, 2005, (a) there has not been any Action asserted, or to the Knowledge of the Seller Parties, threatened against any Seller Party relating to such Seller Party’s relationship with past, existing or future customers, lessees, users, purchasers or licensees of any Intellectual Property, goods or services in Relation to the Business and (b) no Seller Party has been subject to any outstanding order, writ, injunction or decree relating to such Seller Party’s relationship with past, existing or future customers, lessees, users, purchasers or licensees of any Intellectual Property, goods or services in Relation to the Business.

4.8           Compliance with Law; Licenses and Permits.

(a)           Each Seller Party is (and has been at all times during the past five years) in compliance in all material respects with all Applicable Laws Relating to the Business or relating to or affecting the Purchased Assets.  Except as set forth in Schedule 4.8(a), (i) no Seller Party has been charged with and, to the Knowledge of the Seller Parties, is not now under investigation with respect to, a violation of any Applicable Law Relating to the Business or relating to or affecting the Purchased Assets and (ii) each Seller Party has filed all reports and has all Permits required to be filed with any Governmental Entity Relating to the Business or relating to or affecting the Purchased Assets.

(b)           No Seller Party, nor any director, officer, agent, employee or Person acting on behalf of any Seller Party has at any time within the past six years, in Relation to the Business, directly or indirectly, given or agreed to give anything of value or provide any benefit to any official of any Governmental Entity, foreign or domestic political party or official thereof, supplier, customer or other Person who was, is or may be in a position to help or hinder the Business or assist in connection with any actual or proposed transaction in order to (i) assist the Business in obtaining or retaining business; or (ii) under circumstances that involve a violation of any Applicable Law, including the Foreign Corrupt Practices Act.

(c)           Schedule 4.8(c) is a true and complete list of all Permits Relating to the Business (including, without limitation, construction and operation permits and environmental permits relating to any Purchased Assets).  All such Permits are valid, binding and in full force and effect.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not adversely affect any such Permit.  The Seller Parties have taken all necessary action to maintain each such Permit, except where the failure to so act is not likely to have a Material Adverse Effect.  No Seller Party is in default and no condition exists that with notice or lapse of time or both could constitute default under any such Permit.  No loss, revocation or expiration of any such Permit is threatened, pending, or reasonably foreseeable (other than expiration upon the end of any term for which timely renewal applications have been filed during the applicable time period).

4.9           Taxes.

(a)           Seller has prepared and timely filed all Tax Returns that it was required to file (taking into account any extension of time to file).  Seller has timely paid all Taxes that it owes.  Seller is not a party to or bound by any, and there are no, closing agreements, Tax sharing agreements, Tax Return extensions or waivers, extensions of statutes of limitations and rulings or similar agreements with any Tax authority or other party involving Taxes due by Seller that could reasonably be expected to impact the Business or the Purchased Assets.

(b)           Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third parry, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c)           No Seller Party and no director or officer (or employee responsible for Tax matters) of Seller expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of Seller either (i) claimed or raised by any authority in writing or (ii) as to which any of Seller Parties and the directors and officers (and employees responsible for Tax matters) of Seller Parties has Knowledge based upon personal contact with any agent of such authority.

4.10         Real Property.  Except as set forth on Schedule 4.10, no Seller Party currently owns, nor has any Seller Party ever owned, any real property in Relation to the Business during the past five years.  During the past five years, no Seller Party has ever leased or operated any real property in Relation to the Business other than the real property leased pursuant to the Real Property Lease (the “Leased Real Property”). The Leased Real Property constitutes the only real property used by any Seller Party in the conduct and operation of the Business.  Except for Seller and the fee owner of the Leased Real Property, no Person has any contractual right to use or occupy, or is using or occupying, any portion of the Leased Real Property.

4.11         Title and Condition of Purchased Assets.  Except as set forth in Schedule 4.11, the Seller Parties own and have, and will convey at Closing, good and marketable title to all of the Purchased Assets, free and clear of any Liens except for Permitted Liens.  The Purchased Assets are (a) in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, (b) are usable in the regular and Ordinary Course, (c) constitute all of the assets and property now used in or necessary for the conduct of the Business as presently conducted by the Seller Parties and their Affiliates, and (d) conform to all Applicable Law.  No Person other than the Seller Parties owns any equipment, computer hardware, machinery, vehicles or other tangible personal property or assets situated on the Leased Real Property, except for such assets that are leased by the Seller Parties and disclosed on Schedule 4.11.

4.12         Material Agreements.

(a)           Schedule 4.12(a) sets forth a true, correct and complete list of all Contracts to which any Seller Party or any Affiliate of any Seller Party is a party that Relate to the Business or relate to the Purchased Assets and that fall within any of the following categories:

(i)            all leases (as lessor or lessee) of any personal or mixed, tangible or intangible, property or assets (but excluding any real property leases) involving an annual commitment or payment of more than $20,000 individually;

(ii)           any Contract that, after the Closing, would have the effect of limiting the freedom of Buyer to compete in any line of business in any geographic area or to hire any individual or group of individuals, including any Contracts with distributors granting any exclusive rights;

(iii)          joint venture, partnership, operating and similar Contracts;

(iv)          all franchising (as franchisor or franchisee) Contracts;

(v)           any Contract for capital expenditures or the acquisition or construction of fixed assets requiring the payment by any Seller Party of an amount in excess of $20,000;

(vi)          any Contract that provides for an increased payment or benefit, or accelerated vesting of rights, upon the execution of this Agreement or in connection with the transactions contemplated hereby;

(vii)         any Contract granting any Person a Lien on all or any part of any of the Purchased Assets;

(viii)        any Contract regarding the cleanup, abatement or other actions in connection with, or indemnification with respect to, any Hazardous Materials, the remediation of any existing environmental condition or relating to the performance of any environmental audit or study;

(ix)           any Contract granting to any Person an option or a first refusal, first offer or similar preferential right to purchase or acquire any assets;

(x)            any Contract that is a fixed price or other risk sharing agreement for an amount greater than $20,000 with a customer not cancelable by any Seller Party (without premium or penalty) upon no more than 30 days notice;

(xi)           any Contract with any agent, distributor or representative;

(xii)          any Contract for the granting or receiving of a license or sublicense or under which any Person is obligated to pay or has the right to receive a royalty, license fee or similar payment;

(xiii)         any Contract providing for the indemnification or holding harmless of any officer, director, employee or any other Person;

(xiv)        any Contract providing for “earn-outs” or other contingent payments;

(xv)         any Contract with or for the benefit of any Affiliate of any Seller Party;

(xvi)        any Contract that contains minimum purchase conditions or requirements or other terms that restrict or limit the purchasing relationships of any Seller Party or any customer, licensee or lessee thereof; and

(xvii)       any Contract with any customer for the provision of goods or services by any Seller Party involving payments of more than $100,000 over its term.

(b)           Each Purchased Agreement is legal, valid, binding and enforceable in accordance with its respective terms with respect to the applicable Seller Party and, to the Knowledge of the Seller Parties, each other party thereto.  There are no existing material defaults or breaches of any Seller Party under any Purchased Agreement (or events or conditions which, with notice or lapse of time or both would constitute a default or breach) and, to the Knowledge of the Seller Parties, there are no existing material defaults or breaches (or events or conditions which, with any notice or lapse of time or both, would constitute a default or breach) with respect to any other party to any such Purchased Agreement.

4.13         Intellectual Property; Software.

(a)           Set forth on Schedule 2.1(d) is a true and correct list of all patents, internet domain names, URL addresses, registered trademarks, registered copyrights and all applications therefor that are owned by any Seller Party in Relation to the Business and all unregistered trademarks and copyrights and Intellectual Property, including, without limitation, any trade names or logos, that are material to the Business that are owned by any Seller Party.

(b)           Except as set forth in Schedule 4.13(b): (i) the applicable Seller Party owns the entire right, title and interest in and to, and has the right to use, free and clear of any Liens, the Purchased Intellectual Property that is not owned by a third party and licensed to Seller (the “Owned Intellectual Property”); and such Seller Party has the exclusive right to bring Actions for the infringement thereof; (ii) all of the patents, trademark registrations, service mark registrations, trade name registrations, domain name registrations, design right registrations and copyright registrations included in the Owned Intellectual Property are valid; (iii) no Person has asserted in writing that, with respect to the Owned Intellectual Property, any Seller Party or a licensee of any Seller Party is infringing or has infringed any domestic or foreign patent, trademark, service mark, tradename, copyright, domain name right or design right, or has misappropriated or improperly used or disclosed any Trade Secret, Confidential Information or know-how; (iv) the Owned Intellectual Property, and its use or operation, does not infringe, and has not infringed, on any Intellectual Property of any Person, and has not involved the misappropriation or improper use or disclosure of any Trade Secrets, Confidential Information or know-how of any Person; (v) all working requirements and all fees, annuities and other payments that are due on or before the Closing Date for any of the Owned Intellectual Property, including, without limitation, all foreign or domestic patents, patent applications, trademark registrations, service mark registrations, tradename registrations, domain name registrations, copyright registrations and any applications for any of the preceding, have been met or paid; (vi) the making, using, presenting, selling, manufacturing, marketing, licensing, reproduction, distribution or publishing of any process, service, machine, manufacture, article, composition of matter or material pursuant to any part of the Owned Intellectual Property does not infringe any domestic or foreign patent, trademark, service mark, tradename, copyright or other Intellectual Property right; (vii) the Owned Intellectual Property is not the subject of any pending Action; and (viii) to the Knowledge of the Seller Parties, no Person is infringing on any of Intellectual Property rights of any Seller Party related to or included in the Purchased Assets.

(c)           The Seller Parties have taken reasonable and appropriate measures to safeguard and maintain (i) the secrecy and confidentiality of all Trade Secrets contained in the Purchased Intellectual Property; (ii) all copyrights, inventions and patents contained in the Purchased Intellectual Property; and (iii) all trademarks, service marks, domain names and trade names contained in the Purchased Intellectual Property.

(d)           Schedule 4.13(d) sets forth a true and complete list of: (i) all software Relating to the Business that is owned by any Seller Party (the “Seller Proprietary Software”); (ii) all software other than Seller Proprietary Software used by any Seller Party in Relation to the Business other than “off-the-shelf” software (the “Seller Licensed Software” and, together with the Seller Proprietary Software, the “Seller Software”); and (iii) all technical and restricted materials in any Seller Party’s possession relating to the acquisition, design, development, use or maintenance of computer code program documentation and materials used in Relation to the Business.

(e)           The applicable Seller Party has all right, title and interest in and to all intellectual property rights in the Seller Proprietary Software free and clear of all Liens except for Permitted Liens.  The use of the Seller Software does not breach any terms of any license or other agreement between any Seller Party and any other Person.  The Seller Parties are in compliance with the terms and conditions of all license agreements in favor of the Seller Parties relating to the Seller Licensed Software.  The Seller Proprietary Software was: (i) developed by employees of the Seller Parties working within the scope of their employment at the time of such development; (ii) developed by agents, consultants, contractors or others who have executed appropriate instruments of assignment in favor of the Seller Parties as assignee that have conveyed to the Seller Parties ownership of its Intellectual Property rights in the Seller Proprietary Software; or (iii) acquired by the Seller Parties.  No Seller Party has received notice from any other Person claiming any right, title or interest in the Seller Proprietary Software.  No Seller Party has granted rights in the Seller Proprietary Software to any Person.

4.14         Customer and Supplier Relations.

(a)           Schedule 4.14(a) sets forth a list of each supplier of goods or services to the Business to whom any Seller Party paid in the aggregate more than $50,000 during the 12-month period ended April 30, 2010 (each, a “Major Supplier”), together with the amount paid during such period.  No Seller Party is engaged in any material dispute with any Major Supplier and, to the Knowledge of the Seller Parties, no Major Supplier intends to terminate, limit or reduce its business relations with the Business.  No Seller Party has reason to believe that the consummation of the transactions contemplated by this Agreement will have an adverse effect on the business relationship of the Business with any Major Supplier.  Except as set forth in Schedule 4.14(a), no Affiliate of any Seller Party and, to the Knowledge of the Seller Parties, none of the officers, directors or employees of any Seller Party has any financial interest in any supplier of the Business.

(b)           Schedule 4.14(b) sets forth a list of each customer of the Business that accounted for net revenue to the Business in the aggregate of more than $50,000 during the 12-month period ended April 30, 2010 (each a “Major Customer”), together with the amount of net revenue produced during such period.  No Seller Party is engaged in any material dispute with any Major Customer and, to the Knowledge of the Seller Parties (provided that for purposes of this Section 4.14(b) the Seller Parties shall not be deemed to have Knowledge of any discussions, information or developments that occur or are first disclosed during, or arise out of, the customer visits contemplated by Section 7.5(f)), no Major Customer intends to terminate, limit or reduce its business relations with the Business.  No Seller Party has Knowledge (provided that for purposes of this Section 4.14(b) the Seller Parties shall not be deemed to have Knowledge of any discussions, information or developments that occur or are first disclosed during the customer visits contemplated by Section 7.5(f)) that the consummation of the transactions contemplated by this Agreement will have an adverse effect on the business relationship of the Business with any Major Customer.  Except as set forth in Schedule 4.14(b), no Affiliate of any Seller Party and, to the Knowledge of the Seller Parties, none of the officers, directors or employees of the Seller Parties has any financial interest in any customer of the Business.  All outstanding bids Relating to the Business are listed on Schedule 4.14(b).

4.15         Products; Warranties.

(a)           Except as set forth in Schedule 4.15, no Seller Party has made any express warranties or guaranties on its own behalf as to goods sold or services provided in Relation to the Business, and there is no pending or, to the Knowledge of the Seller Parties, threatened claim alleging any breach of any such warranty or guaranty.  Except as set forth in Schedule 4.15, attached to which are copies of all such warranties, no Seller Party has exposure to liability under any such warranty beyond that which would not have a Material Adverse Effect.

(b)           Each of the products produced or sold by the Seller Parties in Relation to the Business is (each, a “Business Product”), and at all times up to and including the sale thereof, has been in conformity in all material respects to any promises or affirmations of fact made on the container or label for such product or in connection with its sale.  There is no design defect with respect to any Business Products and each Business Product contains adequate warnings, presented in a reasonably prominent manner, in accordance with Applicable Laws and current industry practice with respect to its contents and use.  Since January 1, 2005, (i) there has been no Action pending, or, to the Knowledge of the Seller Parties, threatened against any Seller Party with respect to any product liability claim, including any claim of injury to or death of persons, damage to or destruction of property, relating to any Business Product, and (ii) there has been no pending or, to the Knowledge of the Seller Parties, threatened, recall or investigation of any Business Product.

4.16         Inventory; Accounts Receivable; Accounts Payable.

(a)           Except as set forth on Schedule 4.16(a), the inventories reflected on the Most Recent Balance Sheet have been valued in accordance with GAAP.  Physical adjustments since the date of the Most Recent Balance Sheet have been correctly recorded in the Ordinary Course.  All inventories of the Business as of the Closing: (i) are carried at an amount not in excess of the lower of cost or net realizable value; (ii) do not include any inventory that is obsolete, surplus or not usable or salable in the Ordinary Course; and (iii) such inventories consist of items of quality and quantity that are adequate for the conduct of the Business in the Ordinary Course and inventory levels are not in excess of normal operating requirements of the Business.

(b)           Schedule 2.1(f) contains a list of the accounts receivable Relating to the Business as of the date of the Most Recent Balance Sheet, showing the amount of each such receivable and an aging of amounts due thereunder, which schedule is true and complete as of that date.  To the Knowledge of the Seller Parties, the debtors to which such receivables relate are not in or subject to a bankruptcy or insolvency proceeding, and none of the receivables have been made subject to an assignment for the benefit of creditors.  Except as set forth in Schedule 4.16(b), all accounts receivable reflected on the Most Recent Balance Sheet are current, and there are no disputes regarding the collectibility of any such receivables.  All such accounts receivable outstanding as of the Closing will be collected in full (subject only to the allowance for doubtful accounts set forth in the Most Recent Balance Sheet) within 90 days of the Closing Date.

(c)           The accounts payable of the Business as of the Closing Date and those reflected on the Most Recent Balance Sheet, in each case, to the extent included as Assumed Liabilities hereunder, are not Delinquent Payables and arose from bona fide transactions in the Ordinary Course.

4.17         Insurance.  The Business is insured by financially sound and reputable insurers, unaffiliated with the Seller Parties, with respect to the Purchased Assets in such amounts and against such risks as are customary, adequate and suitable to protect the Purchased Assets.  Such policies are described in Schedule 4.17, which Schedule discloses (a) any and all policies covering general liability, excess liability, product liability, auto liability, foreign liability, all-risk property or environmental liability of the Business or the Purchased Assets and (b) for each such policy the risks insured against, insurer name, policy number, policy dates, occurrence and aggregate coverage limits, retentions and deductible amounts, premium, broker name and whether the terms of such policy provide for retrospective premium adjustments.  Seller is the insured or named insured under each such policy.  All such policies are in full force and effect in accordance with their terms, no notice of cancellation has been received and there is no existing default or event that, with the giving of notice or lapse of time or both, would constitute a default thereunder.  Schedule 4.17 also contains a true and complete description of all outstanding bonds and other surety arrangements issued or entered into by any Seller Party related to the Purchased Assets.

4.18         Employee Benefits.  A list of the Seller Benefit Plans and any ERISA Affiliate’s Employee Benefit Plans is set forth on Schedule 4.18.  None of the Seller Benefit Plans or ERISA Affiliate Employee Benefit Plans are Multiemployer Plans or defined benefit pension plans subject to Title IV of ERISA.  No event has occurred and no condition exists that would subject Buyer or the Purchased Assets, either directly or by reason of Seller’s affiliation with any affiliate, to any tax, fine, lien, penalty or other liability imposed by the terms of any Employee Benefit Plan, ERISA, the Internal Revenue Code or other applicable laws with respect to any Employee Benefit Plan.

4.19         Employees.

(a)           Schedule 4.19(a) sets forth a complete and accurate list of all employees or independent contractors employed by or on behalf of any Seller Party and engaged in the Business and, for each such person, his or her position, rate of all regular and bonus or other special compensation payable in any and all capacities, and the date on which he or she became employed (or has been deemed by the applicable Seller Party to have become employed) by any Seller Party.  Schedule 4.19(a) also lists any employee of any Seller Party engaged in the Business who is not at work as of the Closing Date due to leave of absence, disability or workers’ compensation leave or military leave and specifies for each such employee the category of leave and the date on which such leave commenced.  Except as set forth in Schedule 4.19(a), each employee of any Seller Party engaged in the Business can be dismissed immediately and without notice to the employee or liability to such person, other than any accrued benefits, vacation time and salary or wages.

(b)           No Seller Party is delinquent in payments to any of its employees or independent contractors engaged in the Business for any wages, salaries, commissions, bonuses or other compensation or benefits for any services performed for any Seller Party or for amounts required to be reimbursed to such employees or contractors.  The Seller Parties are in compliance with all Applicable Laws and Contracts respecting labor, employment, fair employment practices, terms and conditions or employment, workers’ compensation, occupational safety, plant closings and wages and hours in Relation to the Business.  The Seller Parties have duly and timely withheld from salaries, wages and other compensation paid to employees engaged in the

Business, and paid over to the appropriate Governmental Entities, all amounts required to be so withheld and paid over under all Applicable Laws.

4.20         Labor Matters.  No Seller Party is party to or bound by any union contract or collective bargaining agreement or similar contract in Relation to the Business, and no Seller Party has agreed to recognize any union or other collective unit in Relation to the Business.  No union or collective bargaining unit has been certified as representing any employees of any Seller Party engaged in the Business and no organizational attempt has been made or threatened by or on behalf of any labor union or collective bargaining unit with respect to such employees.  No Seller Party has experienced any labor strike, picketing, dispute, slowdown or stoppage or any other material labor difficulty during the past five years nor are any such actions pending or, to the Knowledge of the Seller Parties, threatened against any Seller Party in Relation to the Business.  Each Seller Party has complied in all material respects with all Applicable Laws relating to the employment of labor in Relation to the Business.  There are no pending labor grievances, arbitration cases or pending civil rights or equal employment opportunity charges against any Seller Party, or any settlements, consent orders or prior decrees of any Governmental Entity requiring any continued observance by Seller in Relation to the Business.  No Action has been filed with the National Mediation Board or the National Labor Relations Board with respect to any alleged unfair labor practices in Relation to the Business.

4.21         Environmental Matters.  Except as set forth on Schedule 4.21:

(a)           All operations of the Business are and have been in compliance with all applicable Environmental Health and Safety Laws, including the possession of all Permits required under applicable Environmental Health and Safety Laws.

(b)           There is no pending or threatened Action against any Seller Party under any Environmental Health and Safety Law in connection with the Business, and no Seller Party has received any notice alleging that it is in violation of applicable Environmental Health and Safety Law in connection with the Business, nor has any Governmental Entity made any request for information with respect to any investigation or any alleged or possible violation of any Environmental Health and Safety Law with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or otherwise used or operated by any Seller Party in connection with the Business.

(c)           There has been no unpermitted release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching, escape or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air (including indoor air), surface water, groundwater or property (each, a “Release”) of Hazardous Materials from, on or under any of the real property that is or has been associated with ownership or operation of the Business.  There has been no disposal or Release of any Hazardous Material on any site or facility currently or formerly owned, leased, or otherwise used or operated by any Seller Party or its Affiliates in connection with the Business that would reasonably be expected to result in material liability under Environmental Health and Safety Law to any Seller Party or its Affiliates.  No Seller Party has stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any Hazardous Materials in connection with the Business, or owned, leased or otherwise used or operated any facility or property in connection with the Business in a fashion not otherwise in compliance with applicable Environmental Health and Safety Law.

(d)           There is and has been no asbestos, silica, refractory ceramic fibers, polychlorinated biphenyls (PCBs) or other substance that is alleged to be harmful to human health present at any location at which the operations of the Business are or have been conducted, in any of the Purchased Assets or used in the Business.  No products that are or have been manufactured, distributed, sold or marketed by any Seller Party or its predecessors in connection with the Business include any asbestos or any components that contain asbestos or any other substance that could be hazardous to human health, and no Seller Party has received any written notice of any Action relating to exposure to asbestos or asbestos-containing materials or any other substance that could be hazardous to human health in connection with the Business.

(e)           True, accurate and complete copies of all written reports, audits or assessments in the possession or control of any Seller Party relating to environmental conditions or compliance with Environmental Health and Safety Laws at, in, on, under or about any current or former real property owned, leased, or otherwise used or operated by any Seller Party in connection with the Business have been provided to Buyer prior to the date hereof.

(f)            In connection with the Business, no Seller Party has:  (i) been subject to investigation by the U.S. Department of Labor or similar governmental agencies over failure to comply with the Occupational Safety and Health Act, or any similar statutes or laws or any rules and regulations promulgated thereunder (collectively, “Safety Laws”); (ii) received or paid any fine, penalty or citation relating to or arising out of a violation or alleged violation of any Safety Laws; or (iii) violated any Safety Laws.

(g)           No real property owned or operated by any Seller Party in connection with the Business was operated by any former owner or operator of such real property as a treatment, storage, or disposal site for Hazardous Materials.  No real property currently or formerly owned, leased, or otherwise used or operated by any Seller Party in connection with the Business is listed or proposed for listing on the National Priorities List (“NPL”) or any similar state listing and no Hazardous Materials handled by or on behalf of any Seller Party in connection with the Business or any real property currently or formerly owned, leased, or otherwise used or operated by any Seller Party in connection with the Business has come to be located at (i) any site which is listed or proposed for listing on the NPL or any similar state listing, or (ii) to the Knowledge of any Seller Party, any other location that may lead to liabilities against any Seller Party or Buyer for response costs or actions for damages to natural resources, including without limitation, claims under CERCLA or any similar state statute.

4.22         Transactions with Affiliates.  There are no liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due (arising under a Contract or otherwise) between Seller, on the one hand, and Parent or any Affiliate of Seller, on the other.  Neither Parent, nor any officer, director or Affiliate of Seller has any interest in any contract, loan, arrangement or understanding with, or relating to, Seller or the Business or Purchased Assets.  Neither Parent nor any such Affiliate provides any assets or services to Seller or the Business other than services as an officer, director or employee.

Seller does not provide any assets or services to any such Affiliate.  Since January 1, 2005, all settlements and liabilities between Seller, on the one hand, and Parent or any Affiliate of Seller, on the other, have been made in the Ordinary Course.

4.23         Books of Account; Records.  The Seller Parties’ general ledgers, stock record books, minute books and other material records relating to the assets, properties and contracts of the Business and outstanding legal obligations of the Seller Parties in connection with the Business are, in all material respects, complete and correct, and have been maintained in accordance with good business practices and the matters contained therein are, to the extent required by GAAP, appropriately and accurately reflected in the Financial Statements.

4.24         Brokers, Finders and Investment Bankers.  Except as set forth on Schedule 4.24, no Seller Party nor any of its respective officers, directors, employees or Affiliates has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated by this Agreement.

4.25         Copies of Documents.  The Seller Parties have made available to Buyer true, correct and complete copies of: (a) the charter documents, bylaws, minute books and stock books of Seller; (b) each of the Purchased Agreements that are in writing and included in the Purchased Assets; (c) each trademark and service mark registration or application therefor, patent or patent application or other item listed in the Schedules and included in the Purchased Assets and each assignment or license with respect to any thereof; (d) the pleadings and briefs filed in each pending Action listed in the Schedules and any judgments, orders, injunctions, decrees, stipulations and awards listed therein; and (e) all written Permits listed in Schedules and included in the Purchased Assets.

ARTICLE V. REPRESENTATIONS AND WARRANTIES
OF BUYER

Buyer hereby represents and warrants to the Seller Parties as follows:

5.1           Organization.  Buyer is a limited liability company duly formed and validly existing under the laws of the jurisdiction set forth in the introductory paragraph of this Agreement and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  MC Test is a corporation duly formed and validly existing under the laws of the jurisdiction set forth in the introductory paragraph of this Agreement.

5.2           Authorization.  Buyer has full power and authority to execute and deliver this Agreement and any other certificate, agreement, document or other instrument to be executed and delivered by it in connection with the transactions contemplated by this Agreement (collectively, the “Buyer Ancillary Documents”), to perform its obligations under this Agreement and the Buyer Ancillary Documents and to consummate the transactions contemplated by this Agreement and the Buyer Ancillary Documents.  The execution and delivery of this Agreement and the Buyer Ancillary Documents by Buyer, the performance by Buyer of its obligations under this Agreement and the Buyer Ancillary Documents, and the consummation of the transactions provided for in this Agreement and the Buyer Ancillary Documents have been duly and validly authorized by all necessary action on the part of Buyer.  This Agreement has been and, as of the Closing, the Buyer Ancillary Documents will be, duly executed and delivered by Buyer and do or will, as the case may be, constitute the valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms.  MC Test has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by MC Test, the performance by MC Test of its obligations hereunder and the consummation of the transactions provided for herein have been duly and validly authorized by all necessary action on the part of MC Test.  This Agreement has been duly executed and delivered by MC Test and does constitute the valid and binding agreements of MC Test, enforceable against MC Test in accordance with its terms.

5.3           Absence of Restrictions and Conflicts.  The execution, delivery and performance of this Agreement and the Buyer Ancillary Documents, the consummation of the transactions contemplated by this Agreement and the Buyer Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the Buyer Ancillary Documents do not or will not, as the case may be, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under, (a) any term or provision of the organizational documents of Buyer, (b) any material Contract to which Buyer is a party, (c) any judgment, decree or order of any Governmental Entity to which Buyer is a party or by which Buyer or any of its properties is bound or (d) any Applicable Law.

5.4           Key Accounts.  Neither George Moore nor Mark McReynolds has actual knowledge, and a reasonable person in either of their positions would not have knowledge, that (a) a Key Account is unwilling to conduct business with Buyer or its Affiliates or (b) any such Key Account will terminate, limit or reduce its business relations with the Business in either case as a result of Buyer acquiring the Business.  For purposes of the foregoing sentence of this Section 5.4, knowledge shall not include information derived from any discussions, information or developments that occur or are first disclosed during, or arise out of, the customer visits contemplated by Section 7.5(f).

5.5           Brokers, Finders and Investment Bankers.  Neither Buyer, nor any its officers, directors, employees or Affiliates, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated by this Agreement.

ARTICLE VI. CERTAIN COVENANTS
AND AGREEMENTS

6.1           Conduct of the Business.  From the date hereof until the Closing Date, the Seller Parties shall, except as required in connection with the transactions contemplated by this Agreement and except as otherwise consented to in writing by Buyer, conduct the Business in the Ordinary Course, and use their respective best efforts to preserve intact its current business organizations and goodwill of the Business, keep available the services of the officers and employees of the Business, keep accounts receivable, accounts payable and inventory of the

Business at normal operating levels consistent with past practice and preserve its relationships with customers and suppliers of, and others having business dealings with, the Business, and not enter into any Contract, transaction or activity or make any commitment with respect to the Business or the Purchased Assets except those in the Ordinary Course and not otherwise prohibited under this Section 6.1.  Without limiting the generality of the foregoing, without the prior written consent of Buyer, from the date hereof until the Closing Date, no Seller Party shall, except as otherwise expressly contemplated by this Agreement or as set forth on Schedule 6.1, take any action, omit to take any action or enter into any transaction that, if the same had occurred prior to the date hereof, would be required to be disclosed on Schedule 4.6 pursuant to Section 4.6 hereof or that would otherwise result in a breach of any of the representations, warranties or covenants made by any Seller Party in this Agreement.

6.2           Inspection and Access to Information.

(a)           From the date of this Agreement to the Closing Date, each Seller Party shall (i) provide Buyer and its designees with such information as Buyer may from time to time reasonably request with respect to the Business, the Purchased Assets and the Assumed Liabilities and the transactions contemplated by this Agreement, (ii) provide Buyer and its designees, officers, counsel, accountants, facilities and other authorized representatives access during regular business hours and upon reasonable notice to the books, records, offices, personnel, counsel, accountants and facilities of the Business as Buyer or its designees may from time to time reasonably request and (iii) permit Buyer and its designees to make such inspections of the foregoing as Buyer may reasonably request.  Any investigation shall be conducted in such a manner so as not to interfere unreasonably with the operation of the business of the Seller Parties.  No such investigation (or any disclosure made at any time by any Seller Party to Buyer) shall limit or modify in any way, or act or result in a waiver of, any Seller Party’s obligations with respect to any breach of its representations, warranties, covenants or agreements contained herein (including, without limitation, conditions to Closing or indemnification obligations).

(b)           On and after the Closing Date, each Seller Party will afford promptly to Buyer and its agents reasonable access to its books of account, financial and other records (including, without limitation, accountant’s work papers), information, employees and auditors to the extent necessary or useful for Buyer in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose Relating to the Business; provided that any such access by Buyer shall not unreasonably interfere with the conduct of the business of the Seller Parties.

6.3           Notices of Certain Events.  The Seller Parties shall promptly notify Buyer of:

(a)           any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)           any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

(c)           any Actions commenced or, to the Knowledge of the Seller Parties, threatened against, relating to or involving or otherwise affecting Seller or the Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.7 or that relate to the consummation of the transactions contemplated by this Agreement; and the damage or destruction by fire or other casualty of any of the Purchased Assets or part thereof or in the event that any of the Purchased Assets or part thereof becomes the subject of any Action or, to the Knowledge of the Seller Parties, threatened Action for the taking thereof or any part thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action.

6.4           No Solicitation of Transactions.   No Seller Party nor any of its respective Affiliates will, directly or indirectly, through any officer, director or agent of any of them or otherwise, initiate, solicit or encourage (including by way of furnishing non-public information or assistance), or enter into negotiations of any type, directly or indirectly, or enter into a confidentiality agreement, letter of intent or purchase agreement, merger agreement or other similar agreement with any Person, firm or corporation other than Buyer with respect to a sale of any substantial portion of the Purchased Assets (other than sales of Inventory in the Ordinary Course), or a merger, consolidation, business combination, sale of all or any substantial portion of the capital stock of Seller, or the liquidation or similar extraordinary transaction with respect to Seller that may prevent or materially delay the performance by the Seller Parties of any of their respective obligations under this Agreement or the consummation of the transactions contemplated hereby.  The Seller Parties will notify Buyer orally (within one Business Day) and in writing (as promptly as practicable) of all relevant terms of any proposals by a third party to do any of the foregoing that any Seller Party or any of its respective Affiliates or any of their respective officers, directors, partners, employees, investment bankers, financial advisors, attorneys, accountants or other representatives may receive relating to any of such matters and, if such proposal is in writing, such Seller Party will deliver to Buyer a copy of such inquiry or proposal.

6.5           Reasonable Efforts; Further Assurances; Cooperation.  Subject to the other provisions of this Agreement, the Parties will each use their reasonable, good faith efforts to perform their obligations in this Agreement and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under Applicable Law to obtain all regulatory approvals and to satisfy all conditions to their respective obligations under this Agreement and to cause the transactions contemplated in this Agreement to be effected, in accordance with the terms of this Agreement and will cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as a part of their respective obligations under this Agreement, including, without limitation:

(a)           In the event any Action or other proceeding by any Governmental Entity or other Person is commenced that questions the validity or legality of the transactions contemplated by this Agreement or seeks damages in connection therewith, the Parties agree to cooperate and use all reasonable efforts to defend against such Action or other proceeding and, if an injunction or other order is issued in any such Action or other proceeding, to use all reasonable efforts to have such injunction or other order lifted and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Agreement.

(b)           The Seller Parties will give any notices to third parties and use their best efforts (in consultation with Buyer) to obtain any third party consents (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) disclosed or required to be disclosed in the Schedules to this Agreement, including, without limitation, the consents described in Schedule 4.3, (iii) required to avoid a breach of or default under any Purchased Agreements in connection with the consummation of the transactions contemplated by this Agreement or (iv) required to prevent a Material Adverse Effect.

(c)           Each Party will give prompt notice to the other Party of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of any Seller Party or Buyer, as the case may be, contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date or that will or may result in the failure to satisfy any of the conditions specified in Article VII of this Agreement and (ii) any failure of any Seller Party or Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any of them under this Agreement.

6.6           Public Announcements.  Subject to their respective legal obligations, the Parties shall consult with each other regarding the timing and content of all announcements regarding any aspect of this Agreement or the transactions contemplated hereby to the financial community, government agencies, employees, customers or the general public and shall use reasonable efforts to agree upon the text of any such announcement prior to its release.

6.7           Risk of Loss.  The risk of loss with respect to the Purchased Assets shall remain with Seller until the Closing.  Until the Closing, the Seller Parties shall maintain in force all the policies of property damage insurance under which any of the Purchased Assets is insured.  If before the Closing any of the Purchased Assets is lost, damaged or destroyed and the loss, damage or destruction would likely result in a Material Adverse Effect, then:

(a)           Buyer may terminate this Agreement in accordance with the provisions of Section 8.1; or

(b)           Buyer may require the Seller Parties to assign to Buyer the proceeds of any insurance payable as a result of the occurrence of such loss, damage or destruction and to reduce the Purchase Price by the amount of the replacement cost of the Purchased Assets that were lost, damaged or destroyed less the amount of any proceeds of insurance payable as a result of the occurrence.

6.8           Tax Cooperation; Allocation of Taxes.

(a)           The Parties agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance Relating to the Business and relating to the Purchased Assets (including, without limitation, access to books and records) as is reasonably necessary for the filing of all Tax Returns Related to the Business, the making of any election relating to Taxes Related to the Business, the preparation for any audit by any Taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax Related to the Business.

(b)           All excise, sales, use, value added, registration, stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes, levies, charges and fees (collectively, “Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be borne by Seller.  Buyer and Seller shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation.  The Party that is required by Applicable Law to make the filings, reports or returns with respect to any applicable Transfer Taxes shall do so, and the other Party shall cooperate with respect thereto as necessary.

6.9           Restrictive Covenants.

(a)           Trade Secrets and Confidential Information.  The Seller Parties and their Affiliates shall hold in confidence at all times after the Closing Date all Trade Secrets of the Business, and shall not disclose, publish or make use of such Trade Secrets at any time after the Closing Date without the prior written consent of Buyer.  Nothing in this Agreement shall diminish the rights of Buyer regarding the protection of such Trade Secrets and other intellectual property pursuant to Applicable Law.  From and after the Closing, the Seller Parties and their Affiliates shall hold in confidence all Confidential Information and not disclose, publish or make use of Confidential Information without the prior written consent of Buyer.

(b)           Non-competition; Non-solicitation and Non-disparagement. The Seller Parties acknowledge that to protect adequately the interest of Buyer in the Purchased Assets, it is essential that any noncompete covenant with respect thereto cover Seller Parties and their Affiliates with respect to the Business or any other business that competes with the Business conducted anywhere in the world (collectively, “Competitive Activities”).  In consideration of the foregoing, and of the Purchase Price payable by Buyer pursuant to Article II, the Seller Parties and their Affiliates shall not, during the five-year period beginning as of the Closing Date:

(i)            directly or indirectly, whether as an owner, shareholder, member, investor, partner, joint venturer, licensor, financier, operator, consultant, employee, agent, distributor, independent contractor, participant, creditor or otherwise, invest in (other than ownership as a passive investor of less than two percent of the voting stock of a company listed on a national stock exchange), own, manage, operate, finance, control or participate in the ownership, management, operation, financing, control of, or act as a consultant to, be associated with, lend its or their name or any trade name to, any of its or their credit to, or otherwise render services or advice to or on behalf of, any business that engages or is reasonably likely to engage in any Competitive Activity;

(ii)           directly or indirectly induce or attempt to induce any customer of Buyer in Relation to the Business to reduce such customer’s purchases of products of the Business from Buyer or its Affiliates after the Closing Date or induce or attempt to induce any supplier of Buyer in Relation to the Business to reduce such supplier’s deliveries of materials of the Business to Buyer or its Affiliates after the Closing Date;

(iii)          directly or indirectly, except as expressly permitted by Buyer or its successors or assigns in advance in writing, solicit any protected employee to leave the employ of Buyer or its successors and assigns; or

(iv)          directly or indirectly take any action that would impair the value of the Business or the Purchased Assets, including, without limitation, (x) take any action intended to interfere with the contractual relationships of Buyer in Relation to the Business with customers, suppliers, employees or others or (y) make any statement (whether oral, written or electronic, such as by means of electronic mail or internet forums or message boards) to any Person or to the public or any third party criticizing or disparaging the Business or commenting on the operations or business reputation of the Business.

(c)           The Seller Parties, and their successors and assigns, shall use their best efforts to cause all of their Affiliates not a party to this Agreement to comply with the restrictions of this Section 6.9.  The Seller Parties acknowledge and agree that Buyer’s remedies at law for any violation or attempted violation of the Seller Parties’ obligations under this Section 6.9 would be inadequate and incomplete, and agrees that in the event of any such violation or attempted violation, Buyer shall be entitled to a temporary restraining order, temporary and permanent injunctions, and other equitable relief, without the necessity of posting any bond or proving any actual damage, in addition to all other rights and remedies that may be available to Buyer from time to time.

(d)           If a judicial or arbitral determination is made that any of the provisions of this Section 6.9 constitutes an unreasonable or otherwise unenforceable restriction against Seller Parties or their Affiliates, the provisions of this Section 6.9 shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable with respect to any Seller Party or such Affiliate.  In this regard, the Parties hereby agree that any judicial authority construing this Agreement shall be empowered to sever any territory or portion thereof, any prohibited business activity or any time period from the coverage of this Section 6.9 and to apply the provisions of this Section 6.9 to the remaining portion of the covered territory, the remaining business activities and the remaining time period not so severed by such judicial or arbitral authority.  Moreover, notwithstanding the fact that any provision of this Section 6.9 is determined not to be specifically enforceable, Buyer shall nevertheless be entitled to recover monetary damages as a result of the breach of such provision by Seller Party or such Affiliate.  The time period during which the prohibitions set forth in this Section 6.9 shall apply shall be tolled and suspended for a period equal to the aggregate time during which Seller Party or any Affiliate violates such prohibitions in any respect.

6.10         Business Employees.  Upon the Closing and effective as of the Closing Date, the Seller Parties agree to terminate the employment of all employees employed by or on behalf of any Seller Party and engaged in the Business (collectively, the “Business Employees”) at the Seller Parties’ expense.  Effective as of the Closing Date, the Seller Parties agree to fully vest all Business Employees in their interests in each 401(k) plan maintained by any Seller Party.  The Seller Parties acknowledge that Buyer (or Buyer’s Affiliate) may offer employment on an at-will basis effective as of the Closing Date, to such of the Business Employees as Buyer deems advisable (the “Selected Business Employees”).  Buyer’s (or such Buyer’s Affiliate’s)

employment offered to the Business Employees pursuant to this Section 6.10 shall be subject to Buyer’s standard polices and procedures applicable to new hires.  The Seller Parties will not take any action that could impede, hinder, interfere, or otherwise compete with Buyer’s (or Buyer’s Affiliated Company’s) efforts to hire any Business Employee, and the Seller Parties shall undertake such efforts as may be reasonably requested by Buyer to facilitate such efforts.  In no event shall Buyer (or such Buyer’s Affiliate) be considered a successor employer.  To the extent permitted by applicable law, the Seller Parties shall promptly furnish to Buyer all information relating to each Business Employee as Buyer may reasonably require in connection with its (or such Buyer’s Affiliate’s) potential employment or employment of such persons, which information shall be true and correct in all respects.  The Seller Parties shall be solely responsible for compliance with the Workers Adjustment and Retraining Notification Act, 29 U.S. Stat. § 2101 et seq. (the “WARN Act”) as it relates to any employment loss up to Closing.  Buyer shall not assume or have any obligations or liabilities with respect to such employees or terminations made on or prior to the Closing Date.

6.11         Use of Name.  Neither Parent, Seller nor any of their respective Affiliates shall do business under or utilize any trademark or service mark of the Business, including the name “Chase EMS” from and after the Closing, and Seller and Parent shall file the instruments necessary to terminate their respective rights to do business under or utilize a trademark or service mark of the Business as promptly as practicable following the Closing.

6.12         Payments and Property Received.  The Seller Parties agree that after the Closing they will hold and will promptly transfer and deliver to Buyer, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to Buyer and will account to Buyer for all such receipts.

6.13         [Intentionally Deleted.]

6.14         MC Test Guaranty.  MC Test hereby unconditionally and irrevocably guarantees the due and punctual performance by Buyer of each and every obligation of Buyer arising under this Agreement, including, without limitation, the full payment of the Purchase Price at the Closing and any claims for indemnity by the Seller Indemnified Parties.  MC Test’s obligations under this Agreement shall be joint and several with the Buyer.

ARTICLE VII. CLOSING

7.1           The Closing.  The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at a time and on a date to be specified by Buyer and the Seller Parties (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Section 7.4, 7.5 and 7.6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Baker & Hostetler LLP, 3200 National City Center, 1900 E. Ninth Street, Cleveland, Ohio 44114, or remotely by electronic exchange of documents and signatures.

7.2           Deliveries by the Seller Parties.  At or prior to the Closing, the Seller Parties shall deliver, or cause to be delivered, to Buyer the following unless waived by Buyer:

(a)           A good and sufficient General Conveyance, Assignment and Bill of Sale, substantially in the form attached hereto as Exhibit A, duly executed by the Seller Parties;

(b)           An Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit B, duly executed by the Seller Parties (the “Assignment and Assumption Agreement”);

(c)           A Transition Services Agreement, substantially in the form attached hereto as Exhibit C, duly executed by the Seller Parties (the “Transition Services Agreement”);

(d)           An Assignment, Assumption and Consent Agreement with Lockbox, in the form provided by Buyer’s lender, duly executed by the applicable Seller Parties;

(e)           Appropriate termination statements under the Uniform Commercial Code and evidence satisfactory to Buyer of release of all Liens affecting any of the Purchased Assets other than Permitted Liens;

(f)            A certified copy of the resolutions authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and

(g)           Such other separate instruments of sale, assignment or transfer that Buyer may reasonably deem necessary or appropriate in order to perfect, confirm or evidence title to all or any part of the Purchased Assets.

7.3           Deliveries by Buyer.  At or prior to the Closing, Buyer shall deliver, or cause to be delivered, to the Seller Parties the following unless waiver by the Seller Parties:

(a)           The Purchase Price, payable to the Seller Parties in accordance with Section 3.1;

(b)           The Assignment and Assumption Agreement, duly executed by Buyer;

(c)           The Transition Services Agreement, duly executed by Buyer;

(d)           An Assignment, Assumption and Consent Agreement with Lockbox, in the form provided by Buyer’s lender, duly executed by Buyer; and

(e)           Such other separate instruments of assumption that the Seller Parties may reasonably deem necessary or appropriate in order to perfect, confirm or evidence assumption by Buyer of all or any part of the Assumed Liabilities.

7.4           Conditions to Each Party’s Obligations.  The respective obligations of each Party to effect the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of each of the following conditions:

(a)           Laws, Regulations and Injunction.  No provision of any Applicable Law shall restrain, prevent, materially delay or restructure the transactions contemplated by this Agreement.  There will be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a Governmental Entity of competent jurisdiction to the effect that the purchase and sale of the Purchased Assets may not be consummated as provided in this Agreement, no proceeding or lawsuit will have been commenced by any Governmental Entity for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice will have been received from any Governmental Entity indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated by this Agreement.

(b)           Governmental Consents.  All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity required in connection with the execution, delivery or performance of this Agreement will have been obtained or made, except where the failure to have obtained or made any such consent, approval, order, authorization, declaration or filing would not have a Material Adverse Effect.

(c)           Amendment to Real Property Lease.  The Real Property Lease shall have been amended on terms acceptable to each of Buyer and Seller in each Party’s sole discretion.

7.5           Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of each of the following additional conditions:

(a)           Representations and Warranties.  Each of the representations and warranties of the Seller Parties set forth herein shall be true and correct in all material respects on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date, except that (i) representations and warranties made as of a specified date need be true and correct only as of the specified date and (ii) representations and warranties that are subject to Materiality Qualifiers (as defined in Section 9.4) shall be true and correct in all respects on the date hereof and on and as of the Closing Date.

(b)           Performance of Obligations.  Each Seller Party shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date, including the delivery of all of the agreements, documents and other instruments required by Section 7.2.

(c)           No Material Adverse Change.  Since August 31, 2009, there shall not have been any change in the assets, liabilities, business, prospects, results of operations or financial condition of the Business that would constitute a Material Adverse Effect.

(d)           Seller Party Certificates.  Each Seller Party shall have furnished Buyer with a certificate dated the Closing Date and signed on its behalf by its Chief Executive Officer or President, to the effect that the conditions set forth in Sections 7.5(a), (b) and (c) have been satisfied.

(e)           Consents.  The Seller Parties shall have obtained and delivered to Buyer the written consents (or waivers with respect to thereto) as described on Schedule 4.3 (all such consents and waivers shall be in full force and effect).

(f)            Customer Relationships.  Buyer shall have no reasonable good faith belief that the sale of the Business to Buyer and the consummation of the other transactions contemplated by this Agreement will have a material effect on the business relationship of the Business with any of the Key Accounts.  This condition shall be deemed to have been satisfied unless Buyer notifies the Selling Parties, in writing within 24 hours after the conclusion of the final customer visit conducted with the Key Accounts, that the condition set forth in this Section 7.5(f) has not been satisfied.  The Buyer and Selling Parties acknowledge that the customer visits with the Key Accounts will be conducted in accordance with the guidelines set out in the Letter Agreement between Buyer and Selling Parties of even date herewith.

7.6           Conditions to Obligations of the Seller Parties.  The obligations of each Seller Party to consummate the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of each of the following additional conditions:

(a)           Representations and Warranties.  Each of the representations and warranties of Buyer set forth herein shall be true and correct in all material respects on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date, except that (i) representations and warranties made as of a specified date need be true and correct only as of the specified date and (ii) representations and warranties that are subject to Materiality Qualifiers shall be true and correct in all respects on the date hereof and on and as of the Closing Date.

(b)           Performance of Obligations by Buyer.  Buyer shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date, including the delivery of all of the agreements, documents and other instruments required by Section 7.3.

(c)           Buyer Certificate.  Buyer shall have furnished the Seller Parties with a certificate dated the Closing Date and signed on its behalf, to the effect that the conditions set forth in Sections 7.6(a) and (b) have been satisfied.

ARTICLE VIII.
TERMINATION

8.1           Termination.  This Agreement may be terminated at any time at or prior to the Closing:

(a)           in writing by mutual consent of the Parties;

(b)           by written notice from Seller to Buyer, if Buyer (i) fails to perform in any material respect any of its agreements contained in this Agreement required to be performed by it on or prior to the Closing Date or (ii) materially breaches any of its representations and warranties contained in this Agreement, which failure or breach is not cured within ten days after

Seller has notified Buyer of its intent to terminate this Agreement pursuant to this subparagraph (b);

(c)           by written notice from Buyer to Seller, if any Seller Party (i) fails to perform in any material respect any of its agreements contained in this Agreement required to be performed by it on or prior to the Closing Date or (ii) materially breaches any of its representations and warranties contained in this Agreement, which failure or breach is not cured within ten days after Buyer has notified Seller of its intent to terminate this Agreement pursuant to this subparagraph (c);

(d)           by written notice from Buyer to Seller under the circumstances described in Section 6.7;

(e)           by written notice by Seller to Buyer or Buyer to Seller, as the case may be, if the Closing has not occurred on or prior to July 30, 2010 for any reason other than delay or nonperformance of the Party seeking such termination;

(f)            by written notice by Buyer to Seller if the Closing has not occurred, for any reason other than delay or nonperformance of Buyer, within two Business Days after the earlier of: (i) the expiration of the 24-hour period contemplated by Section 7.5(f) and (ii) the receipt by the Seller Parties of written notice from Buyer that the condition set forth in Section 7.5(f) has been satisfied; or

(g)           by either Buyer or Seller if there shall be any law or regulation that makes the consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction.

8.2           Specific Performance and Other Remedies.  The Parties each acknowledge that the rights of each Party to consummate the transactions contemplated by this Agreement are special, unique and of extraordinary character and that, in the event that any Party violates or fails or refuses to perform any covenant or agreement made by it in this Agreement, the non-breaching Party may be without an adequate remedy at law.  The Parties agree, therefore, that in the event that any Party violates or fails or refuses to perform any covenant or agreement made by such Party in this Agreement, the non-breaching Party or Parties may, subject to the terms of this Agreement and in addition to any remedies at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

8.3           Effect of Termination.

(a)           If this Agreement is terminated as permitted by Section 8.1, such termination shall be without liability of either Party (or any owner, stockholder, director, officer, employee, agent, consultant or representative of such Party) to the other Party to this Agreement; provided that if such termination shall result from the (a) willful failure of either Party to fulfill a condition to the performance of the obligations of the other Party, (b) failure to perform a covenant of this Agreement or (c) breach by either Party hereto of any representation or warranty or agreement contained herein, such Party shall be fully liable for any and all liabilities, obligations, losses, costs, expenses, and damages incurred or suffered by the other Party as a result of such failure or breach.  The provisions of Sections 6.6, 6.7, 6.14, 9.2 and 9.3 and Article X shall survive any termination hereof pursuant to Section 8.1.

(b)           If this Agreement is terminated as permitted by Section 8.1 (i) Buyer agrees that all Confidential Information (for purposes of this Section 8.3(b), as defined in that certain Non-Disclosure Agreement, dated September 18, 2009, between Parent and MC Test (the “Non-Disclosure Agreement”)) regarding or relating to any of the Key Accounts shall remain subject to, and Buyer shall treat such Confidential Information in accordance with, the terms and conditions of the Non-Disclosure Agreement until the second anniversary of the date on which this Agreement is terminated and (ii) Buyer shall not, and shall cause its Affiliates to not, initiate contact, communication or correspondence with any of the Key Accounts or solicit any of the Key Accounts to conduct business or purchase products or services of Buyer or its Affiliates; provided, however, that nothing contained in this Section 8.3(b) shall prevent, prohibit, restrict or restrain Buyer or any of its Affiliates from (x) responding to any communications initiated by a Key Account, or communicating or entering into discussions with a Key Account, or conducting business with a Key Account, directly in response to any communications initiated by such Key Account, at any time before or after the second anniversary of the date on which this Agreement is terminated or (y) taking any action with respect to, including initiating contact or communications with or soliciting, any Key Account at any time after the second anniversary of the date on which this Agreement is terminated.

ARTICLE IX. INDEMNIFICATION

9.1           Survival of Representations, Warranties and Agreements.  Subject to the limitations set forth in Section 9.7 below, and notwithstanding any investigation conducted at any time by or on behalf of any Party, all representations, warranties, covenants and agreements of the Parties in this Agreement and in any other agreements, documents or certificates executed or delivered by Parties pursuant to this Agreement or in connection with the transactions contemplated by this Agreement (the “Additional Documents”) shall survive the execution, delivery and performance of this Agreement and the Additional Documents for the applicable Claims Period.  This Section 9.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Closing or after the termination of this Agreement.

9.2           Indemnification Obligations of the Seller Parties.  Each Seller Party will jointly and severally indemnify, defend and hold harmless Buyer and its Affiliates, each of their respective officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Buyer Indemnified Parties”) from, against and in respect of any and all losses, liabilities, damages, demands, lost profits, claims, suits, actions, judgments or causes of action, assessments, costs and expenses (including interest, penalties, attorneys’ fees and any and all expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim), and any and all amounts paid in settlement of any claim or litigation (collectively, “Damages”), asserted against, resulting to, imposed upon or incurred or suffered by any Buyer Indemnified Party, directly or indirectly, as a result of or arising from any of the following:

(a)           any inaccuracy in or breach or nonfulfillment of, or any alleged inaccuracy in or breach or nonfulfillment of, any of the representations or warranties made by the Seller Parties in this Agreement or in the Additional Documents;

(b)           any breach or non-performance of, or any alleged breach or non-performance of, any covenant, agreement or undertaking made by any Seller Party in this Agreement or in the Additional Documents;

(c)           any Retained Liability; or

(d)           any of the matters described in Schedule 9.2(d).

The Damages of the Buyer Indemnified Parties described in this Section 9.2 as to which the Buyer Indemnified Parties are entitled to indemnification are collectively referred to herein as the “Buyer Losses.”

9.3           Indemnification Obligations of Buyer.  Buyer will indemnify, defend and hold harmless each Seller Party and its respective Affiliates and each of their officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Seller Indemnified Parties”) from, against and in respect of any and all Damages asserted against, resulting to, imposed upon or incurred or suffered by any Seller Indemnified Party, directly or indirectly, as a result of or arising from any of the following:

(a)           any inaccuracy in or breach or nonfulfillment of, or any alleged inaccuracy in or breach or nonfulfillment of, any of the representations or warranties made by Buyer in this Agreement or in the Additional Documents;

(b)           any breach or non-performance of, or any alleged breach or non-performance of, any covenant, agreement or undertaking made by Buyer in this Agreement or in the Additional Documents; or

(c)           the failure of Buyer to perform, discharge or satisfy the Assumed Liabilities.

The Damages of the Seller Indemnified Parties described in this Section 9.3 as to which the Seller Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as “Seller Losses.”

9.4           Determination of Breaches and Calculation of Damages.  The Parties hereby acknowledge and agree that certain representations and warranties contained herein are qualified by references to materiality, in all material respects or by matters having or not having a Material Adverse Effect (collectively, “Materiality Qualifiers”).  The Parties agree that, for purposes of determining whether a representation or warranty is inaccurate and a breach has occurred, the Materiality Qualifiers shall be fully considered and taken into account, but for purposes of determining the amount of Buyer Losses or Seller Losses (as applicable) sustained as a result of such breach, the Materiality Qualifiers shall be ignored so that all such Buyer Losses or Seller

Losses may be recovered, subject to the provisions of this Article IX.  The Parties acknowledge that performance of due diligence shall not limit the indemnification obligations of any Party.

9.5           Indemnification Procedure.

(a)           Promptly after receipt by a Buyer Indemnified Party or a Seller Indemnified Party (hereinafter collectively referred to as an “Indemnified Party”) of notice by a third party (including any Governmental Entity) of any complaint or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from the other Party for any Buyer Losses or Seller Losses (as the case may be), such Indemnified Party will notify Buyer or the Seller’s Representative, as the case may be (the “Indemnifying Party”), promptly following the Indemnified Party’s receipt of such complaint or of notice of the commencement of such audit, investigation, action or proceeding; provided, however, that the failure to so notify the Indemnifying Party will relieve the Indemnifying Party from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim.  The Indemnifying Party will have the right, upon written notice delivered to the Indemnified Party within ten days thereafter assuming full responsibility for any Buyer Losses or Seller Losses (as the case may be) resulting from such audit, investigation, action or proceeding, to assume the defense of such audit, investigation, action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel.  If, however, the Indemnifying Party declines or fails to assume the defense of the audit, investigation, action or proceeding on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such ten-day period, then such Indemnified Party may employ counsel to represent or defend it in any such audit, investigation, action or proceeding and the Indemnifying Party will pay the reasonable fees and disbursements of such counsel as incurred.  In any audit, investigation, action or proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, will have the right to participate in such matter and to retain its own counsel at such Party’s own expense.  The Indemnifying Party or the Indemnified Party, as the case may be, will at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any matter the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

(b)           No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless (i) the Indemnifying Party fails to assume and maintain the defense of such claim pursuant to this Section or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party from all liability arising out of such claim.  An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless (i) such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such claim, (ii) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party and (iii) does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

(c)           In the event any Indemnified Party should have a claim for indemnity against any Indemnifying Party that does not involve a third party claim, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party.  Such notice shall specify the basis for such claim.  The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any claim made pursuant to this Section, it being understood that notices for claims in respect of a breach of a representation or warranty must be delivered prior to the expiration of the applicable Claims Period for such representation or warranty under Section 9.6.

(d)           If the Indemnifying Party does not notify the Indemnified Party within 30 calendar days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under this Article, or the amount thereof, the claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under this Article, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined.  If the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, as promptly as possible, such Indemnifying Party and the Indemnified Party will establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five Business Days of the final determination of the merits and amount of such claim, the Indemnifying Party will pay to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder.

9.6           Claims Period.  For purposes of this Agreement, a “Claims Period” shall be the period during which a claim for indemnification may be asserted under this Agreement by an Indemnified Party.  The Claims Periods under this Agreement shall begin on the date hereof and terminate as follows:

(a)           with respect to any indemnification claim of any Buyer Indemnified Party arising under Section 9.2(a) with respect to any breach or inaccuracy of any representation or warranty of the Seller Parties in Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.11 (Title and Condition of Purchased Assets), Section 4.12(b) (Intellectual Property), Section 4.22 (Brokers, Finders and Investment Bankers), but in the case of Sections 4.11 and 4.12(b), only as they relate to title, the Claims Period shall continue indefinitely;

(b)           with respect to any indemnification claim of any Buyer Indemnified Party arising under Section 9.2(a) with respect to any breach or inaccuracy of any representation or warranty in Section 4.9 (Taxes), the Claims Period shall continue until six months following expiration of the applicable statutes of limitation relating to such matters;

(c)           with respect to all other indemnification claims of any Buyer Indemnified Party arising under Section 9.2(a) and all claims of any Seller Indemnified Party arising under Section 9.3(a) with respect to any breach or inaccuracy of any representation or warranty of Buyer under this Agreement, the Claims Period shall terminate on the second anniversary of the Closing Date; and

(d)           with respect to all other indemnification claims of any Buyer Indemnified Party arising under Section 9.2 or of any Seller Indemnified Party arising under Section 9.3, the Claims Period shall continue indefinitely.

Notwithstanding the foregoing, if, prior to the close of business on the last day of the applicable Claims Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

9.7           Liability Limits.  Notwithstanding anything to the contrary set forth herein:

(a)           The Buyer Indemnified Parties shall not make a claim against the Seller Parties for indemnification pursuant to Section 9.2(a) for Buyer Losses unless and until the aggregate amount of such Buyer Losses exceeds $130,000, in which event the Buyer Indemnified Parties may claim indemnification for all such Buyer Losses, including the initial $130,000; and

(b)           The maximum aggregate liability of the Seller Parties for Buyer Losses with respect to claims for indemnification pursuant to Section 9.2(a) shall be the Purchase Price.

ARTICLE X. MISCELLANEOUS

10.1         Notices.  All notices, communications and deliveries under this Agreement will be made in writing signed by or on behalf of the Party making the same, will specify the Section under this Agreement pursuant to which it is given or being made, and will be delivered personally or by telecopy transmission or sent by registered or certified mail (return receipt requested) or by next day courier (with evidence of delivery and postage and other fees prepaid) as follows:

To Buyer:

MC Assembly LLC

c/o MC Test Service, Inc.

2755 Kirby Circle

Palm Bay, Florida 32905

Fax:  (321) 953-4649

Attention:  Chief Financial Officer

And to:

Key Principal Partners

9 Greenwich Office Park, 3rd Floor

Greenwich, Connecticut 06830

Attention:  Leland Lewis

And to:

Key Principal Partners III LLC

800 Superior Avenue, 10th Floor

Cleveland, Ohio 44114

Fax:  (216) 282-8135

Attention:  Daniel Kessler and Dennis Wagner

And to:

Baker & Hostetler LLP

PNC Center

1900 East 9th Street, Suite 3200

Cleveland, OH 44114

Fax: (216) 696-0740

Attention: John Allotta

To any Seller Party:

Chase Corporation

26 Summer Street

Bridgewater, MA 02324

Fax: 508 697-6419

Attention: Chief Financial Officer

And to:

George M. Hughes

PO Box 590321

Newton Center, MA 02459

or to such other representative or at such other address of a Party as such Party may furnish to the other Parties in writing.  Any notice which is delivered personally or by telecopy transmission in the manner provided herein shall be deemed to have been duly given to the Party to whom it is directed upon actual receipt by such Party or its agent.  Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the Party to which it is addressed at the close of business, local time of the recipient, on the fourth Business Day after the day it is so placed in the mail (or on the first Business Day after placed in the mail if sent by overnight courier) or, if earlier, the time of actual receipt.

10.2         Schedules and Exhibits.  The Schedules and Exhibits to this Agreement are hereby incorporated into this Agreement and are hereby made a part of this Agreement as if set out in full in this Agreement.

10.3         Assignment; Successors in Interest; Amendment.  No assignment or transfer by any Party of such Party’s rights and obligations under this Agreement will be made except with the prior written consent of the other Parties to this Agreement; provided, however, that Buyer shall, without the obligation to obtain the prior written consent of any other Party to this Agreement, be entitled to assign this Agreement or all or any part of its rights or obligations hereunder to (a) any one or more of its Affiliates or as collateral to secure any financing or (b) to any non-Affiliate Person who subsequently purchases all or substantially all of the stock or assets of Buyer.  This Agreement will be binding upon and will inure to the benefit of the Parties and their successors and permitted assigns, and any reference to a Party will also be a reference to a successor or permitted assign.  This Agreement may not be amended, modified or supplemented except by written agreement of the Parties.

10.4         Number; Gender.  Whenever the context so requires, the singular number will include the plural and the plural will include the singular, and the gender of any pronoun will include the other genders.

10.5         Captions.  The titles, captions and table of contents contained in this Agreement are inserted in this Agreement only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement.  Unless otherwise specified to the contrary, all references to Articles and Sections are references to Articles and Sections of this Agreement and all references to Schedules or Exhibits are references to Schedules and Exhibits, respectively, to this Agreement.

10.6         Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by law, the Parties waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

10.7         Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and it will not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one of such counterparts.

10.8         No Third Party Beneficiaries.  Nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such Person being deemed a third party beneficiary of this Agreement.

10.9         Waiver.  Any agreement on the part of a Party to any extension or waiver of any provision of this Agreement will be valid only if set forth in an instrument in writing signed on behalf of such Party.  A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty will not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty.  A waiver by any Party of the performance of any act will not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

10.10       Integration.  This Agreement and the documents executed pursuant to this Agreement supersede all negotiations, agreements and understandings (both written and oral) among the Parties with respect to the subject matter of this Agreement, and constitutes the entire agreement between the Parties.

10.11       Cooperation Following the Closing.  Following the Closing, each of the Parties shall deliver to the others such further information and documents and shall execute and deliver to the others such further instruments and agreements as the other Party shall reasonably request to consummate or confirm the transactions provided for in this Agreement, to accomplish the purpose of this Agreement or to assure to the other Party the benefits of this Agreement.

10.12       Transaction Costs.  Except as provided above or as otherwise expressly provided herein, (a) Buyer will pay its own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees, costs and expenses of its financial advisors, accountants and counsel and (b) each Seller Party will pay its own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees, costs and expenses of its financial advisors, accountants and counsel.

10.13       Governing Law.  This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of Delaware.  The Parties agree that any action arising out of this Agreement shall be venued in the federal, state or local courts located in, or otherwise, having jurisdiction over Cuyahoga County, Ohio, and the Parties hereby consent to personal jurisdiction in such courts and waive any objection based on the defense of an inconvenient forum and any objection to jurisdiction or venue of any action instituted hereunder.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

BUYER:

MC ASSEMBLY LLC

By:
Name:
Title:

MC TEST:

M C TEST SERVICE, INC., only with respect to Section 6.14

By:
Name:
Title:

SELLER PARTIES:

RWA, INC. d/b/a CHASE EMS

By:
Name:
Title:

CHASE CORPORATION

By:
Name:
Title: